UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Jo-Ann Stores
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(Name of Person(s) Filing Proxy Statement)

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5555 Darrow Road
Hudson, Ohio 44236

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 14, 2006

To our Shareholders:

The Annual Meeting of Shareholders of Jo-Ann Stores, Inc. will be held at the Hilton Garden Inn located at 8971 Wilcox Drive in Twinsburg, Ohio (directions enclosed), on Wednesday, June 14, 2006 at 9:00 a.m., eastern daylight saving time, for the following purposes:

1.	To elect three Directors of the class whose three-year terms of office will expire in 2009.

2.	To transact such other business as may properly come before the meeting.

All shareholders are cordially invited to attend the meeting, although only those holders of common shares of record at the close of business on April 21, 2006 will be entitled to vote at the meeting.

Enclosed you will find a proxy card to vote your shares. Your vote is important. Whether or not you expect to be present at the meeting, please follow the instructions on the enclosed proxy card to vote your proxy either by mail or telephone or via the Internet. If you attend the meeting, you may revoke your proxy and vote your shares in person.

The proxy statement accompanies this Notice.

David Goldston
Senior Vice President
General Counsel & Secretary

By order of the Board of Directors
May 10, 2006

PROXY STATEMENT

5555 Darrow Road
Hudson, Ohio 44236

PROXY STATEMENT

Our Board of Directors is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the Annual Meeting of Shareholders of Jo-Ann Stores, Inc. to be held on Wednesday, June 14, 2006 beginning at 9:00 a.m., eastern daylight saving time, at the Hilton Garden Inn in Twinsburg, Ohio, and at any postponements or adjournments of that meeting (“Annual Meeting”). We are first sending the proxy materials on or about May 10, 2006.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will:

1. Act upon the election of directors.

2. Transact such other business as may properly come before the meeting.

In addition, our management will report on our performance during fiscal 2006 and respond to questions from shareholders.

Who may attend the Annual Meeting?

All shareholders may attend the Annual Meeting.

Who is entitled to vote?

Shareholders as of the close of business on April 21, 2006, the record date, are entitled to vote at the Annual Meeting. Each outstanding common share entitles its holder to cast one vote on each matter to be voted upon.

How many shares must be present to conduct the Annual Meeting?

Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to conduct the meeting, a majority of our outstanding common shares, as of the record date, must be present in person or by proxy at the meeting. This is referred to as a quorum. On the record date, 24,045,160 common shares were outstanding. Abstentions and broker non-votes are included in determining the number of votes present at the meeting. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

What am I voting on?

You will be voting on the election of three directors, each for a three-year term ending in 2009; and

If any other matter is presented at the meeting, your proxy holder will vote in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no other matters to be acted on at the meeting.

How do I vote?

You may vote by proxy or in person at the meeting. To vote by proxy, you may use one of the following methods.

Vote via the Internet:

You can vote your shares via the Internet. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do NOT need to return your proxy card. The deadline for voting via the Internet is 12:00 noon, eastern daylight saving time, on June 13, 2006.

Vote by Telephone:

You can vote your shares by telephone by calling the toll-free telephone number shown on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card. The deadline for voting by telephone is 12:00 noon, eastern daylight saving time, on June 13, 2006.

Vote by Mail:

If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. Proxies returned by mail must be received by 12:00 noon, eastern daylight saving time, on June 13, 2006.

Can I change my vote or revoke my proxy after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote or revoke your proxy at any time before the proxy is exercised by filing a duly executed proxy bearing a later date, or a notice of revocation, with the Secretary of the company. If you attend the meeting in person, you may request that the powers of the proxy holders to vote your shares be suspended although attendance at the meeting will not by itself revoke a previously granted proxy.

How do I vote my 401(k) shares?

If you participate in the Jo-Ann Stores, Inc. 401(k) Savings Plan, the number of common shares that you may vote is equivalent to the interest in common shares credited to your account as of the record date. You may vote these shares by instructing Vanguard, the Trustee for the Plan, pursuant to the proxy card being mailed with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions. If you do not send instructions on how to vote your shares, the share equivalents credited to your account will be voted by the trustee in the same proportion that the trustee votes share equivalents for which it did receive instructions.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it is because you hold shares in more than one account. You will need to vote all proxy cards to insure that all your shares are counted.

Who will count the vote?

A representative of Automatic Data Processing, Incorporated will tabulate the votes. The company has appointed an individual to act as inspector of elections.

What is the required vote for approval of the proposals?

Proposal 1 — Election of Directors.  The three individuals receiving the highest number of “FOR” votes cast at the annual meeting will be elected. A properly executed proxy card marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.

What is cumulative voting?

Under the Ohio General Corporation Law, all of the common shares may be voted cumulatively in the election of directors if any shareholder gives written notice to the President, a Vice President or the Secretary of the company, not less than 48 hours before the time set for the Annual Meeting, and an announcement of the notice is made at the beginning of the Annual Meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving such notice. Cumulative voting permits a shareholder to (1) cast a number of votes equal to the number of common shares owned by the shareholder multiplied by the number of directors to be elected and (2) cast those votes for only one nominee or distribute them among the nominees. In the event that voting at the election is cumulative, the persons named in the enclosed proxy will vote the common shares represented by valid proxies on a cumulative basis for the election of the nominees (see page 10), allocating the votes of such common shares in accordance with their judgment. Shareholders of the company will not be entitled to dissenters’ rights with respect to any matter to be considered at the Annual Meeting.

Is electronic access available to view future proxy materials?

You can choose to access your future disclosure materials electronically and save the company the cost of producing and mailing these documents by following the instructions contained in your proxy packet or by following the prompt if you choose to vote over the Internet. If you hold your stock in nominee name (such as through a bank or broker), you will need to review the information provided by the nominee on how to elect to view future proxy statements and annual reports over the Internet. If you receive more than one proxy card, it is because you hold shares in more than one account. If you choose to receive your future disclosure materials electronically then you will need to follow the instructions noted above for each proxy card you receive.

PROPOSALS TO BE VOTED ON

Item 1 — Election of Directors

Our Board of Directors is presently comprised of eight members. The Board is divided into three classes, two of which consist of three members and one that consists of two members. The authorized number of directors is nine. The Board anticipates that when it names a new Chief Executive Officer, that person also will be elected and named Chairman of the Board and would be the ninth member of the Board.

Scott Cowen, Alan Rosskamm and Gregg Searle are directors in the class whose term of office expires in 2006. Each of these individuals has been nominated by the Corporate Governance Committee of the Board of Directors for reelection at the Annual Meeting to serve for a three-year term expiring at our Annual Meeting of Shareholders in 2009 and until the director’s successor is elected and qualified, subject to the director’s earlier retirement, resignation or death.

Dr. Cowen has been a director since 1987 and brings to the Board strong leadership, management and financial skills. Dr. Cowen currently is President of Tulane University and the Seymour S Goodman Professor of Management at the University, positions that he has held since 1998. He previously was Dean of the Weatherhead School of Management and the A. J. Weatherhead III Professor of Management at Case Western Reserve University for more than five years. He has written extensively on corporate governance, strategic planning and management issues. He is also currently a Director of American Greetings Corporation, Forest City Enterprises, Inc. and Newell Rubbermaid Inc.

Mr. Rosskamm has been a director since 1985, and also serves as Chairman of the Board, President and Chief Executive Officer of the company. He brings long-term retailing and sewing and craft industry expertise to the company and the Board, having been a company employee since 1978. He serves on the Board of Directors of the Retail Industry Leaders Association and is a past President of the Craft and Hobby Association. He also is a director of Charming Shoppes, Inc., a women’s apparel retailer. Mr. Rosskamm has announced that he will resign from all of his company employee positions upon the Board’s selection of a new Chairman, President and Chief Executive Officer, at which time Mr. Rosskamm will become a non-employee director of the company.

Mr. Searle has been a director since 1996, is Chairman of the Corporate Governance Committee and currently serves as the company’s lead director. He brings extensive executive management experience to the Board. Mr. Searle currently is the President and Chief Executive Officer of Ross Environmental Services, Inc., a professional environmental services and hazardous waste management company, a position he has held since 2004. Previously Mr. Searle was President and Chief Executive Officer of Compel Holdings, Inc., a network infrastructure services company, from 2001 until 2004.

These nominees agree to serve a three-year term. Further background information about our nominees and other directors is provided beginning on page 10.

If any of the nominees becomes unable to serve as a director, the proxies will be voted for the election, as a director, of such other person as the Board of Directors may recommend. The Board of Directors has no reason, however, to anticipate that this will occur.

The Board of Directors recommends that you vote FOR the election of these directors.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Developments

We are committed to implementing and upholding high standards of responsible corporate governance. We continually monitor developments in the area of corporate governance and will continue to develop and implement appropriate practices for our company.

Board of Directors

The primary responsibility of the Board of Directors is to foster the long-term success of the company, consistent with its fiduciary duty to the shareholders. The Board has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management, which is responsible for the day-to-day operations of the company. In fulfilling this role, each director must exercise his or her good faith business judgment of the best interests of the company.

The Board has four regularly scheduled meetings a year. These meetings are usually held in March, June, August and November. The organizational meeting follows immediately after the Annual Meeting of Shareholders in June. Our Board reviews strategic issues at Board meetings throughout the year. In addition, the Board formally reviews the company’s strategic plan each year with participation from senior management. The Board held four regular meetings and four special, telephonic meetings in fiscal year 2006. Directors are expected to attend Board meetings, the Annual Meeting of Shareholders and meetings of the Committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. During fiscal year 2006, all of our directors attended 75% or more of the meetings of the Board, and all of our directors attended 75% or more of the meetings of the Committees on which they served with the exception of Mr. Gumberg who attended two meetings of the Transition Committee, described below under the heading “Committees of the Board.” All of the company’s directors attended the Annual Meeting of Shareholders held in June 2005, except Ms. Travis.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are posted on the “Corporate Governance” page of the Investor Relations section of the company’s website at www.joann.com. A copy of the Guidelines may also be obtained from the company’s Secretary. Pursuant to those guidelines, the non-employee directors meet in executive session at each Board meeting. The non-employee directors have a designated lead director to preside at the executive sessions.

Lead Director

The lead director’s responsibilities are to:

•	Act as principal liaison between the non-employee directors and the chairman.

•	Coordinate and lead meetings of the non-employee directors and provide the chairman feedback from those meetings.

•	Advise the chairman on issues of interest to the non-employee directors and provide input on the agenda for future Board meetings.

•	Convey requests from the non-employee directors for operational, financial, legal or other information, updates or advice.

Historically, the lead director has been rotated on an annual basis. Gregg Searle has served as lead director since August 2005. The Board has decided to re-evaluate the role, term and selection process of the lead director during the coming year and it is the anticipation of the Board that Mr. Searle will continue to serve as lead director during fiscal year 2007 while this process is underway, assuming he is re-elected to the Board by the company’s shareholders.

Board Independence

Under our Corporate Governance Guidelines, a majority of our Board must be “independent,” as such term is defined under the New York Stock Exchange (the “NYSE”) Listings Standards. No director qualifies as “independent” unless our Board of Directors affirmatively determines that the director has no material relationship with the company. In order to make this determination, the Board considers all relevant facts and circumstances surrounding the director’s relationship with the company and its management. The Board of Directors recognizes that material relationships can include, without limitation, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and will consider these in its determinations.

The Board has adopted Standards for Determining Director Independence (“Standards”) to aid it in determining whether a director is independent. These Standards are in compliance with the director independence requirements of the NYSE Listing Standards and incorporate independence standards contained in the Securities Exchange Act of 1934, as amended, and the Internal Revenue Code.

After considering all relevant facts and circumstances, including each director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, including those relationships described under “Certain Relationships and Related Transactions” below, the Board has affirmatively determined that each director and each director nominee is “independent” as such term is defined under our Standards, with the exception of Alan Rosskamm, who serves as the company’s Chairman and Chief Executive Officer, and Ira Gumberg, who is President and Chief Executive Officer of J.J. Gumberg Co., a real estate development and investment company, which manages numerous shopping centers, 11 of which contain stores of our company. Two of the shopping center entities leasing to the company are partnerships solely owned by Mr. Gumberg and members of his family. See page 13 of this proxy statement for further information regarding the relationships between the company and the entities with which Mr. Gumberg is associated.

Communications with the Board

Shareholders and other interested parties who wish to communicate with the Board may do so by writing to the Board of Directors in care of the Secretary of Jo-Ann Stores, Inc., 5555 Darrow Road, Hudson, OH 44236. The Secretary will act as agent to the non-employee directors in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its Committees are forwarded to the lead director. Communications that relate to matters that are within the responsibility of one of the Board Committees are forwarded to the Chairperson of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, are sent to the appropriate company executive. Solicitations, junk mail and obviously frivolous or inappropriate communications are not forwarded, but will be made available to any director who wishes to review them.

Code of Business Conduct and Ethics

In accordance with applicable NYSE Listing Standards and Securities and Exchange Commission (“SEC”) Regulations, the Board has adopted the Jo-Ann Stores, Inc. Code of Business Conduct and Ethics (which serve as the Code of Ethics for the Chief Executive Officer and Financial Officers), which is available on the “Corporate Governance” page of the Investor Relations section of the company’s website at www.joann.com and in printed form upon request to the company’s Secretary.

Committees of the Board

The Board has established three permanent Committees of the Board to assist it with the performance of its responsibilities. These Committees and their members are listed below. The Board designates the members of these Committees and the Committee Chairs annually at its organizational meeting following the Annual Meeting of Shareholders, based on the recommendations of the Corporate Governance Committee. The Board has adopted written charters for each of these Committees, which are available on the “Corporate Governance” page of the Investor Relations section of the company’s website at www.joann.com or in printed form upon request to the company’s Secretary. The Chair of each Committee works with the company to determine the frequency, length and agendas of Committee meetings. All directors are invited to attend meetings of Committees of the Board of which he or she is not a member.

The Audit Committee, which met seven times during the fiscal year ended January 28, 2006, is responsible for recommending to the Board of Directors the appointment of the independent registered public accountants for the fiscal year, reviewing with the independent registered accountants the results of the audit engagement and the scope and thoroughness of their examination, reviewing the independence of the independent registered public accountants, reviewing the company’s SEC filings, reviewing the effectiveness of our company’s systems of internal accounting controls and approving all auditing and non-auditing services performed by the company’s independent registered public accountants or other auditing or accounting firms. The Board of Directors has adopted a written charter for the Audit Committee. The Board has determined that all members of the Audit Committee meet the independence requirements as provided in our Standards, which comply with the listing standards of the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The formal report of the Audit Committee with respect to the fiscal year ended January 28, 2006 begins on page 24 of this proxy statement. This committee currently consists of Scott Cowen (Chairman), Frank Newman, Gregg Searle and Tracey T. Travis.

The Board has determined that all members of the Audit Committee are financially literate as required by the NYSE and that at least one of the committee members, Dr. Cowen, is an “audit committee financial expert” as that term is defined in the regulations of the SEC.

The Compensation Committee consists entirely of non-employee directors, all of whom the Board has determined are independent within the meaning of our Standards, which comply with the listing standards of the NYSE. In addition, each member qualifies as a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and an “outside director” under Section 162(m) of the Internal Revenue Code.

The Compensation Committee met five times during the fiscal year ended January 28, 2006. The Committee’s responsibilities are set forth in the Compensation Committee Charter and include setting the compensation for executive officers of our company, making recommendations to the Board of Directors with respect to the adoption and amendment of incentive compensation plans and overseeing the administration of those plans approved by the Board of Directors. The formal report of the Compensation Committee on executive compensation begins on page 20 of this proxy statement. This Committee currently consists of Frank Newman (Chairman), Scott Cowen, Patricia Morrison and Beryl Raff.

The Corporate Governance Committee consists entirely of non-employee directors, all of whom the Board has determined to be independent within the meaning of our Standards, which comply with the listing standards of the NYSE.

The Corporate Governance Committee met four times during the fiscal year ended January 28, 2006. The Committee’s responsibilities are set forth in the Corporate Governance Committee Charter and include advising and making recommendations to the Board of Directors on issues of corporate governance, including matters relating to our code of conduct, authority and approval levels, and insider trading and media and analyst communication policies, among others. The Corporate Governance Committee has the authority to interview and recommend to the Board of Directors, for nomination on behalf of the Board, suitable persons for election as directors when a vacancy exists on the Board. The Corporate Governance Committee and the Board of Directors will also consider individuals properly recommended by shareholders of our company. Such recommendations should be submitted in writing to the Chairman of the Board, who will submit them to the Committee and the entire Board for their consideration. The recommendations must be accompanied by the consent of the individual nominated to be elected and to serve. This Committee currently consists of Gregg Searle (Chairman), Patricia Morrison, Beryl Raff and Tracey T. Travis.

During the fourth quarter of fiscal year 2006, the Board set up a special, temporary Transition Committee to assist in the company’s transition to a new CEO. This committee currently consists of Gregg Searle

(Chairman), Ira Gumberg, Patricia Morrison and Beryl Raff. The committee met seven times during fiscal year 2006.

Also during the fourth quarter of fiscal year 2006, the Board set up a special, temporary CEO Selection Committee. This committee currently consists of Tracey T. Travis (Chairman), Frank Newman, and Gregg Searle. The committee met two times during fiscal year 2006.

ELECTION OF DIRECTORS

Process for Nominating Directors

The Corporate Governance Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting of Shareholders. In evaluating the suitability of individuals for Board membership, the Committee applies the Board Competencies, discussed immediately below.

Board Competencies

The Committee has established minimum qualification standards for nominees and also has identified certain desirable qualities and skills. The Committee will apply the minimum criteria and will take into account desirable qualities and skills and all other factors that would help in the evaluation of a candidate’s suitability for Board membership. The Board Competencies were printed in the company’s 2005 Proxy Statement, which is available on the “Corporate Governance” page of the Investor Relations section of the company’s website at www.joann.com; a printed copy of the Board Competencies also is available upon request to the company’s Secretary.

Selection Process for New Board Candidates

Internal Process for Identifying Candidates.  The Corporate Governance Committee has two primary methods for identifying candidates (other than those proposed by the company’s shareholders, as discussed below). First, the Corporate Governance Committee solicits ideas for possible candidates from a number of sources — members of the Board; senior level company executives; individuals personally known to the members of the Board; and research, including database and other searches. Second, the Committee may from time to time use its authority under its charter to retain, at the company’s expense, one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). If the Corporate Governance Committee retains one or more search firms, they may be asked to identify possible candidates who meet the minimum and desired qualifications, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the Board, the Corporate Governance Committee and each candidate during the screening and evaluation process and thereafter to be available for consultation as needed by the Corporate Governance Committee.

General Nomination Right of All Shareholders.  Any shareholder of the company may nominate one or more persons for election as a director of the company at an annual meeting of shareholders if the shareholder complies with the provisions contained in the company’s Amended and Restated Code of Regulations. The company has an advance notice provision. In order for the director nomination to be timely, a shareholder’s notice to the company’s Secretary must be delivered to the company’s principal executive offices not later than the close of business on the ninetieth calendar day, and not earlier than the opening of business on the one hundred twentieth calendar day, prior to the meeting; except that, if the first public announcement of the date of the meeting is not made at least one hundred days prior to the date of the meeting, notice by the shareholder will be timely if it is delivered or received not later than the close of business on the tenth calendar day after the first public announcement of the date of the meeting and not earlier than the opening of business on the one hundred twentieth calendar day prior to the meeting. A shareholder’s notice must set forth, as to each candidate, all of the information about the candidate required to be disclosed in a proxy statement complying with the rules of the SEC used in connection with the solicitation of proxies for the election of the candidate as a director.

Evaluation of Candidates

The Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. A director whose term of office is concluding and is being considered as a candidate for continued Board membership shall, in addition to meeting the above criteria, be evaluated by each of the members of the Board on his or her performance as a Board and committee member.

If, based on the Committee’s initial evaluation, a candidate continues to be of interest to the Committee, the Chair of the Corporate Governance Committee will interview the candidate and communicate the Chair’s evaluation to the other Corporate Governance Committee members, the Chairman/Chief Executive Officer and the Vice President-Human Resources. Later reviews will be conducted by other members of the Corporate Governance Committee and senior management. Ultimately, background and reference checks will be conducted and the Corporate Governance Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

Timing of the Identification and Evaluation Process

The company’s fiscal year ends each year on the Saturday closest to January 31. The Corporate Governance Committee usually meets in November and March to consider, among other things, candidates to be recommended to the Board for inclusion in the company’s recommended slate of director nominees for the next annual meeting and the company’s proxy statement. The Board usually meets each March to (i) vote on, among other things, the slate of director nominees to be submitted to and recommended for election by shareholders at the annual meeting, which is typically held in June of that year, and (ii) to consider and recommend to the Board for its approval, at the Board meeting following the annual meeting, the composition of Board committees.

Nominees and Continuing Directors

Each of the nominees for director was an incumbent director whose term of office was concluding and was considered as a candidate for continued Board membership. Nominees were evaluated by each of the members of the Board on his or her performance as a Board and committee member, specifically considering their attendance, preparation, leadership, ethics, engagement, qualities and skills. The Corporate Governance Committee reviewed the nominees’ performance evaluations. The Corporate Governance Committee determined that each candidate met the established Board Competencies and, based on the evaluations, recommended each nominee for continued membership on the Board.

The following table sets forth certain information regarding the nominees for election as members of the Board of Directors and directors whose terms of office will continue after the Annual Meeting. This information is based upon information furnished to the company by such persons as of April 21, 2006.

	Principal Occupation Past Five Years,	Director
Name	Other Directorships and Age	Since

	Nominees for Terms to Expire in 2009
Scott Cowen(2)(3)	President of Tulane University and the Seymour S Goodman Professor of Management since 1998. Previously, he was Dean of the Weatherhead School of Management and A.J. Weatherhead III Professor of Management, Case Western Reserve University, for more than five years. Dr. Cowen is also a director of American Greetings Corporation, Forest City Enterprises, Inc. and Newell Rubbermaid Inc. Dr. Cowen is a former member of the Leadership Council of the American Council of Education and the Business-Higher Education Forum and a member of the Audit Committee Leadership Network in North America, a select group of audit committee chairs from America’s leading companies. Dr. Cowen is the co-author of four books and has published more than 90 articles in academic and professional journals focused on issues dealing with corporate governance, strategic planning and the development of management systems; age 59.	1987
Alan Rosskamm	Chairman of the Board, President and Chief Executive Officer of our company for more than five years. He is a member of one of the two founding families of our company and has been employed by us since 1978. Mr. Rosskamm serves on the Board of Directors of the Retail Industry Leaders Association and is a past President of the Craft and Hobby Association; Mr. Rosskamm is also a director of Charming Shoppes, Inc., a women’s apparel retailer. Mr. Rosskamm has announced that he will resign from all of his company employee positions upon the Board’s selection of a new Chairman, President and Chief Executive Officer, at which time Mr. Rosskamm will be a non-employee director of the company; age 56.	1985
Gregg Searle(1)(2)	President and Chief Executive Officer of Ross Environmental Services, Inc., a professional environmental services and hazardous waste management company, since 2004. Previously, he was President and Chief Executive Officer of Compel Holdings Inc., a network infrastructure services company, from 2001 to 2004; age 57.	1996

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES

	Principal Occupation Past Five Years,	Director
Name	Other Directorships and Age	Since

	Directors Whose Term Expires in 2007
Ira Gumberg	President and Chief Executive Officer of J.J. Gumberg Co., a real estate development and investment company, for more than five years. J.J. Gumberg Co. is among the top 25 owner/developers in the country, and has a portfolio of more than 30 shopping centers, consisting of over 12 million square feet of space in multiple states. Mr. Gumberg is a member of the board of directors of Mellon Financial Corporation, and a board member of The Pittsburgh Cultural Trust and the Allegheny Conference on Community Development. Mr. Gumberg currently serves as trustee and vice chair of the Finance Committee for Carnegie Mellon University and as a member of the board of visitors for the University of Pittsburgh, Joseph M. Katz Graduate School of Business; age 52.	1992
Patricia Morrison(1)(3)	Senior Vice President and Chief Information Officer of Motorola, Inc., a designer, manufacturer, marketer and seller of mobility products, since 2005. Previously, she was Executive Vice President and Chief Information Officer for Office Depot, Inc., a supplier of office products and services, from 2002 to 2005. From 2000 to 2002, she was Chief Information Officer for The Quaker Oats Company, a manufacturer and marketer of food and beverage products; age 46.	2003
	Directors Whose Term Expires in 2008
Frank Newman(2)(3)	Chairman and Chief Executive Officer of Medical Nutrition USA, Inc., a nutrition-medicine company, since 2003 and a director since 2002. Mr. Newman was a private investor and advisor to health care and pharmaceutical companies from 2001 to 2003. From 2000 until 2001, Mr. Newman was President, Chief Executive Officer and a director of more.com, an on-line health, beauty and wellness retailer. Mr. Newman was Chairman of the Board from 1997 to 2000, President and Chief Executive Officer from 1996 to 2000 and President from 1993 to 2000 of Eckerd Corporation, a pharmacy retailer. He is also a Director of Jabil Circuit, Inc., MTS Medication Technologies, Inc. and Medical Nutrition USA, Inc.; age 57.	1991
Beryl Raff(1)(3)	Executive Vice President-General Merchandising Manager for the Retail Jewelry Division of J.C. Penney Company, Inc., a department store retailer, with whom she has been employed since 2001. Previously, she spent six years with Zale Corporation, a specialty retailer of fine jewelry, advancing to Chairman and Chief Executive Officer and spent 19 years with R.H. Macy & Company, a department store retailer, advancing to Senior Vice President/General Merchandising Manager; Ms. Raff is on the Board of Directors of the Jewelers Vigilance Committee, the jewelry industry’s ethics and integrity standards organization; age 55.	2001
Tracey T. Travis(1)(2)	Senior Vice President and Chief Financial Officer for Polo Ralph Lauren Corporation, a designer, marketer and distributor of apparel, home and fragrance products, since 2005. From 2002 to 2004 she was Senior Vice President, Finance for Limited Brands, Inc., an apparel and personal care products retailer. From 2001 to 2002 she was Vice President, Finance and Chief Financial Officer of Intimate Brands, Inc., a women’s intimate apparel and personal care products retailer, and was Chief Financial Officer of the Beverage Can Americas group of American National Can, a manufacturer of metal beverage cans, from 1999 to 2001; age 43.	2003

(1)	Member of the Corporate Governance Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Compensation Committee.

COMPENSATION OF DIRECTORS

Our company’s compensation program for each non-employee director consists of cash compensation, deferred stock and grants of stock options and restricted stock, as noted below:

Cash
• Retainer	$7,500 per quarter
• Committee chair retainer	$1,875 per quarter
• Meeting fees	$2,000 per day
• Telephonic meeting fees	$1,000 per day

Deferred stock	Voluntary Election Option

Stock options(1)	8,600 per year

Restricted stock
• Upon election(1)	5,750 shares
• Subsequent 10 year anniversaries	5,750 shares

(1)	Effective June 2006, the stock options and restricted stock components of compensation will be revised. The current annual award of 8,600 stock options has been replaced by an annual award of $85,000 in full value shares of restricted stock. The initial grant of director restricted stock of 5,750 shares has been replaced with a grant of 10,000 non-qualified stock options.

Cash compensation.  Each non-employee director is compensated at a rate of $7,500 per quarter and $2,000 for each day of Board and committee meetings attended. Committee chairpersons receive an additional $1,875 per quarter per committee chaired. Prior to fiscal year 2006, the lead director did not receive additional compensation. During fiscal year 2006, the Compensation Committee, in recognition of the extraordinary time and commitment being required of the lead director and chairperson of the special Transition Committee during the CEO transition process, authorized an additional retainer payment of $30,000 to Mr. Searle (who held both positions). The Compensation Committee has determined that during fiscal year 2007, the lead director will receive the same retainer as does a committee chair, and that the chair of the special Transition Committee shall not receive an additional retainer. In addition, Ms. Travis received a payment of $7,500 for chairing the CEO Selection Committee.

Deferred stock.  Non-employee directors may elect to convert the retainer and meeting fee portion of their cash compensation into deferred stock units. Under this feature, non-employee directors can make an irrevocable election at the Board meeting held at the time of our company’s Annual Meeting of Shareholders to convert a percentage (0% to 100% in 25% increments) of their cash compensation to deferred stock units for the next 12 month period. The conversion of cash compensation to deferred stock units is based on the closing market price of our company’s common shares on the date the cash compensation would have been payable if it were paid in cash. These deferred stock units are credited to an account of each non-employee director, although no stock is issued until the earlier of an elected distribution date as selected by the non-employee director or retirement.

Stock options.  Non-employee directors are granted stock option awards under the 1998 Incentive Compensation Plan. We grant stock options for 8,600 common shares to each non-employee director upon completion of each year of service as a director. A year of service ends on the date of the Annual Meeting of Shareholders. Generally, stock option awards are fully exercisable after four years following the date of grant and expire in seven to ten years. In the event of the retirement of a director after more than ten years of continuous service, the Compensation Committee may accelerate the date on which any stock option (outstanding for a period of more than twelve months) becomes exercisable. Upon termination of a director from the Board for any reason, he or she would continue to have the right to exercise the vested portion of an outstanding stock option during the three-month period immediately following the date of termination of such service.

A total of 216,425 common shares are currently available for stock awards under the 1998 Incentive Compensation Plan. The 1998 Incentive Compensation Plan is the same plan used to grant stock options and restricted stock awards to executive officers and other key employees of the company.

Restricted stock.  Non-employee directors are granted restricted stock awards as permitted under the 1998 Incentive Compensation Plan. This feature of the 1998 Incentive Compensation Plan was adopted by the Board of Directors in 1999 and provided for a one-time grant of 5,750 common shares to each then current non-employee director. Additionally, each new non-employee director will be eligible for a one-time grant of 5,750 common shares upon joining the Board of Directors. Each non- employee director will then be eligible for an additional grant of 5,750 common shares every ten years following their initial grant, provided the director continuously serves as a director for the entire ten-year period. Restricted stock represents awards granted without payment to the company but which are subject to restrictions on their transfer or sale. The restrictions on non-employee director restricted stock lapse with respect to fifty percent of the award three years from the date of the grant and with respect to the remaining fifty percent six years from the date of the grant, provided the non-employee director still serves in such capacity at the time of each lapse.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ira Gumberg, a director of our company, is President and Chief Executive Officer of J.J. Gumberg Co., a real estate development and investment company. J.J. Gumberg manages numerous shopping centers, 11 of which contain stores of our company. The owners of the various shopping centers managed by J.J. Gumberg Co. are separate legal entities (individually referred to as a “shopping center entity”) in which Mr. Gumberg or his immediate family may have some investment interest. Five of the leases were entered into after Mr. Gumberg became a director of our company and are on terms we believe are no less favorable to our company than could have been obtained from an unrelated party. The aggregate rent and related occupancy charges paid by the company during fiscal 2006, 2005, and 2004 to the shopping center entities for various stores under lease amounted to $2.0 million, $2.1 million, and $1.6 million respectively. In fiscal 2006, the payments of $2.0 million to J.J. Gumberg, as agent, did not exceed 2% of such company’s gross revenue, nor did any single shopping center entity receive any payments from us in excess of $1 million dollars. Two of the shopping center entities leasing to the company are partnerships solely owned by Mr. Gumberg and members of his family.

EXECUTIVE COMPENSATION

The following table sets forth information relating to the annual and long-term compensation for the three fiscal years ended January 28, 2006 for the chief executive officer, the only other executive officer employed by the company as of the end of the fiscal year and the three other most highly compensated individuals who served as executive officers during but not as of the end of the fiscal year.

Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation Awards
				Other		Securities	All
				Annual	Restricted	Underlying	Other
Name and	Fiscal			Compen-	Stock	Options/SARs	Compen-
Principal Position	Year	Salary(1)	Bonus(2)	sation(3)	Awards(4)	Common Shares	sation(5)

Alan Rosskamm	2006	$738,484	—	$49,965	$300,800	—	$25,866
Chairman of the Board,	2005	$669,118	$378,275	$32,802	$600,925	—	$10,940
President and	2004	$647,115	—	$68,616 (6)	$517,140	90,000	$962,580 (7)
Chief Executive Officer
David Bolen(9)	2006	$417,104	—	$26,499	$219,584	—	$59,699
Executive Vice President,	2005	$413,810	$160,885	$29,676	$282,295	—	$23,087
Merchandising and Marketing	2004	$398,269	—	$34,209	$139,230	24,000	$17,904
Brian Carney(9)	2006	$263,800	—	$35,446	$219,584	—	$13,696
Executive Vice President,	2005	$367,699	$141,765	$36,094	$282,295	—	$17,099
Chief Financial Officer	2004	$347,499	—	$39,804	$139,230	24,000	$12,713
David Holmberg(8)	2006	$381,215	—	$16,760	$530,084	50,000	$8,508
Executive Vice President,	2005	$65,878	$50,000	$2,600	$268,900	50,000	—
Operations
Rosalind Thompson(9)	2006	$267,554	—	$13,814	$171,456	—	$139,605
Executive Vice President,	2005	$290,919	$111,952	$22,231	$198,445	—	$26,154
Human Resources	2004	$280,197	—	$24,987	$139,230	24,000	$22,118

(1)	Includes amounts earned but deferred under our Deferred Compensation Plan and deferred under Section 401(k) of the Internal Revenue Code.

(2)	Represents bonuses paid under the Management Incentive Plan (“MIP”) and other certain guaranteed bonuses. These amounts represent bonuses earned in the fiscal year indicated but paid in the subsequent fiscal year.

(3)	For fiscal year 2006, reimbursements, including tax gross-up payments, for tax planning services amounted to the following: Mr. Rosskamm — $13,876; and Mr. Carney — $13,876. For fiscal year 2006, reimbursements, including tax gross-up payments, for country club or athletic facility dues or fees amounted to the following: Mr. Rosskamm — $22,315; Mr. Bolen — $12,199; Mr. Carney — $11,170; and Ms. Thompson — $814. For fiscal year 2006, car allowances amounted to the following — Mr. Rosskamm — $13,000; Mr. Bolen — $14,300; Mr. Carney — $10,400; Mr. Holmberg — $15,600; and Ms. Thompson — $13,000. And for Mr. Rosskamm, car usage payments amounted to $774. And for Mr. Holmberg, reimbursement of benefit payments amounted to $1,160.

(4)	Restricted stock awards granted under the company’s 1998 Incentive Compensation Plan are valued on the date of grant. For fiscal year 2006, each of these executives received the following grants on March 4, 2005: Mr. Rosskamm — 10,000 shares; Mr. Bolen — 7,300 shares; Mr. Carney — 7,300 shares; Mr. Holmberg — 7,300 shares; and Ms. Thompson — 5,700 shares. Restricted stock awards granted to Mr. Carney, Mr. Bolen and Ms. Thompson were forfeited upon their resignation from the company. In addition, on November 18, 2005, Mr. Holmberg received 25,000 shares. As of the end of fiscal year 2006, each of the remaining executives held the following aggregate number of shares valued as of the end of fiscal year

2006: Mr. Rosskamm — 61,400 shares valued at $828,900; Mr. Holmberg — 42,300 shares valued at $571,050.

(5)	Reflects matching contributions we have made under our Jo-Ann Stores, Inc. Deferred Compensation Plan, matching contributions we have made under our Jo-Ann Stores, Inc. 401(k) Savings Plan, compensation earned for insurance premiums paid on behalf of the named executive officers for insurance policies for which family members of the named executive officers are the beneficiaries, and amounts we have expensed for potential benefits earned under our Supplemental Retirement Benefit Plan. For fiscal year 2006, matching contributions made under our Jo-Ann Stores, Inc. Deferred Compensation Plan to the named executive officers amounted to the following: Mr. Rosskamm — $21,685; Mr. Bolen — $10,411; Mr. Carney — $2,764; and Ms. Thompson — $7,298. For fiscal year 2006, matching contributions made under our Jo-Ann Stores, Inc. 401(k) Savings Plan to the named executive officers amounted to the following: Mr. Rosskamm — $2,100; Mr. Bolen — $2,100; Mr. Carney — $2,100; Mr. Holmberg — $4,200; and Ms. Thompson — $2,100. For fiscal year 2006, compensation earned for insurance premiums paid or imputed income on insurance premiums paid on behalf of the named executive officers amounted to the following: Mr. Rosskamm — $2,082; Mr. Bolen — $660; Mr. Carney — $216; and Ms. Thompson — $750. Our Supplemental Retirement Benefit Plan provides benefits, subject to forfeiture, to such employees upon normal retirement, early retirement, death or total disability. Under this plan, we expensed the following amounts for fiscal 2006: Mr. Bolen — $13,605; Mr. Carney — $8,616; Mr. Holmberg — $4,308; and Ms. Thompson — $17,233. Mr. Bolen also received severance payments of $32,923. Ms. Thompson also received a lump sum present-valued payment of $112,224 in accordance with the terms of the Supplemental Retirement Benefit Plan.

(6)	Mr. Rosskamm’s other annual compensation in fiscal year 2004 includes a $36,093 tax gross-up payment to cover the taxes associated with an insurance premium for the split-dollar life insurance arrangement described in note (7) below.

(7)	The company previously had a split-dollar life insurance arrangement with a trust established by Mr. Rosskamm and his wife, Barbara Rosskamm, for the benefit of their children. Our company and the trust shared in the premium costs of whole life insurance policies that would have paid death benefits of not less than $10 million upon the death of Mr. Rosskamm and his wife (whichever occurred later). The split-dollar insurance arrangement was structured such that upon the payment of benefits or cancellation, all premium payments would be returned to our company. The present value of the split-dollar insurance arrangement included herein for fiscal year 2004 is $13,999. As a result of the early termination of the split-dollar insurance agreements with Mr. Rosskamm, the Compensation Committee approved the payment of $945,759 in additional compensation to him over a term of 13 months and payable in three equal installments of $315,253 in January 2004, February 2004 and February 2005 as full compensation for his economic loss.

(8)	Mr. Holmberg assumed the position of Executive Vice President, Operations effective November 29, 2004. Upon his hire, Mr. Holmberg was granted restricted stock holdings of 10,000 common shares, non-qualified stock options of 50,000 common shares and was guaranteed a $50,000 sign-on bonus.

(9)	Mr. Carney resigned from the company as of September 23, 2005; and both Mr. Bolen and Ms. Thompson resigned from the company as of November 25, 2005. You will find a further description of a severance agreement that the company entered into with Mr. Bolen under the heading “Executive Employment Agreements” on page 17 of this proxy statement.

Stock Option Grants in Fiscal Year 2006

The following table provides information relating to stock options granted to Mr. Holmberg during the last fiscal year. No other named executive officers, including the chief executive officer, received stock option grants during the last fiscal year.

Potential Realizable
	Individual Grants				Value at Assumed
		Percent of Total			Annual
	Number of	Stock Options			Rates of Stock Price
	Securities Underlying	Granted	Exercise or		Appreciation for
	Stock Options Granted	to Employees	Base Price per	Expiration	Stock Option Term(2)
Name	(Common Shares)	in Fiscal Year	Common Share	Date	5%	10%

David Holmberg	50,000 (1)	11.5%	$12.42	11/18/2012	$252,809	$589,153

(1)	Mr. Holmberg was granted 50,000 stock options as part of the retention program approved by the Compensation Committee on November 18, 2005, which is discussed further at page 21 of this proxy statement. The options granted become exercisable in two equal annual installments commencing three years after the date of grant.

(2)	Based upon the exercise price, which was equal to the fair market value on the date of grant, and annual appreciation at the rate stated on such price through the expiration date of the options. Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future stock price. Actual gains, if any, are contingent upon the continued employment of the named executive officer through the expiration date, as well as being dependent upon general performance of our common stock. The potential realizable values have not taken into account amounts required to be paid by the named executive officer for federal income taxes.

Aggregate Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Stock Option Values

The following table provides information relating to aggregate stock option exercises during the last fiscal year and fiscal year-end stock option values for the chief executive officer, the only other executive officer employed by the company as of the end of the fiscal year and the three other most highly compensated individuals who served as executive officers during but not as of the end of the fiscal year. Mr. Bolen and Ms. Thompson held stock options, as of the end of the fiscal year, that were exercisable within 90 days from their November 25, 2005 resignation date.

			Number of Securities
			Underlying		Value of Unexercised
	Common Shares		Unexercised Stock Options		In-The-Money Stock Options
	Acquired On	Value	at January 28, 2006		at January 28, 2006
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Alan Rosskamm	50,000	$24,500	485,000	45,000	$1,591,220	—
David Bolen	208,000	$1,112,970	137,500	—	—	—
Brian Carney	125,000	$931,250	—	—	—	—
David Holmberg	—	—	12,500	87,500	—	$54,000
Rosalind Thompson	92,500	$930,364	6,000	—	—	—

Long-Term Incentive Plan Awards in Fiscal Year 2006

The company has revised its equity compensation focus from grants of stock options to grants of restricted stock. Each grant of restricted stock was comprised of a “base” grant for retention purposes coupled with an opportunity to earn additional shares depending on the achievement of established earnings performance goals of the company over a three-year period. The following table sets forth the base restricted stock granted during the last fiscal year to, and the potential additional shares that could be earned over the following three fiscal years by, the chief executive officer, the only other executive officer employed by the company as of the end of the fiscal year and the three other most highly compensated individuals who served as executive officers during but not as of the end of the fiscal year.

			Additional Restricted Stock,
			Payable Subject to the
			Company’s Achievement of the
		Performance	Following Compound Annual
		and Restriction	Growth Rates(1)(2)
Name	Base Grant (#)	Lapse Period(1)	4%	8%	12%	16%

Alan Rosskamm	10,000	03/08 – 03/09	10,000	30,000	50,000	70,000
David Bolen(4)	7,300	03/08 – 03/09	—	7,300	14,600	21,900
Brian Carney(4)	7,300	03/08 – 03/09	—	7,300	14,600	21,900
David Holmberg	7,300	03/08 – 03/09	—	7,300	14,600	21,900
David Holmberg(3)	25,000	03/07 – 03/08	—	—	—	—
Rosalind Thompson(4)	5,700	03/08 – 03/09	—	5,700	11,400	17,100

(1)	Each employed executive officer may earn additional restricted stock up to the amounts indicated in this table by the company achieving compound annual growth on net income (as adjusted for certain items approved by the Compensation Committee) (“CAGR”), measured at the end of the third fiscal year following the grant. At the end of the third fiscal year, the company’s actual CAGR will establish the number of additional shares of restricted stock, if any, earned by each such executive and the additional shares of restricted stock will be issued to him or her. The restrictions on the restricted stock (base amount and any additional shares earned by the executive) lapse 50% at the end of the third fiscal year and 50% at the end of the fourth fiscal year following the date of the award of the base grant. Executives forfeit their right to restricted stock if they leave the company before the date the restrictions lapse.

(2)	The CAGR levels were established by the Compensation Committee. For performance falling between the performance levels, the company will extrapolate the number of additional shares of restricted stock earned by an executive.

(3)	Mr. Holmberg was granted 25,000 shares of restricted stock as part of the retention program approved by the Compensation Committee on November 18, 2005, which is discussed further below at page 21 of this proxy statement.

(4)	The restricted stock awards granted to Mr. Bolen, Mr. Carney and Ms. Thompson reflected in this table were forfeited upon their resignation from the company.

Executive Employment Agreements

The company has agreements with Alan Rosskamm, Chief Executive Officer, and David Holmberg, Executive Vice President, Operations, that are designed to provide for continuity of management, including in the event of any actual or threatened change in the control of the company. Each agreement will become operative only if the executive’s employment is terminated by the company “without cause” or by the executive for “good reason” (in each case, as defined in the agreement). If an agreement becomes operative, the executive will be entitled to certain severance payments and continuing health and life insurance coverage. The amount of these payments and the length of time that insurance coverage will be continued vary depending upon whether the termination occurs before or after a “Change in Control” of the company (as defined in the agreement). The payments and continuing coverage that may be provided under these agreements for Mr. Rosskamm and Mr. Holmberg are explained below.

If Mr. Rosskamm becomes entitled to benefits under the agreement before a Change in Control, he will be entitled to receive continued payments of base salary and continued health and life insurance coverage through the third anniversary of the termination date. If Mr. Rosskamm becomes entitled to benefits under the agreement after a Change in Control, he will be entitled to prompt payment of (a) a lump sum equal to three times the sum of his base salary plus bonus, (b) any unpaid bonus for any prior year, and (c) a pro rata bonus for that part of the current year that ends on the termination date. In addition, health and life insurance coverage will be continued through the third anniversary of the termination date. Whether the termination is before or after a Change in Control, continuing health and certain life insurance coverage would stop if Mr. Rosskamm becomes eligible for similar benefits with another employer. Under certain circumstances, payments made upon a Change in Control will be “grossed up” to offset excise taxes imposed by Section 280G of the Internal Revenue Code.

Mr. Holmberg’s agreement provides for similar benefits except that (a) if the termination is before a Change in Control, salary and health and life insurance coverage would continue for one and one-half years, rather than three years, after the termination date and (b) if the termination is after a Change in Control, the lump sum payment would be two times, rather than three times, salary and bonus and health and life insurance coverage would be continued through the second, rather than the third, anniversary of the termination date. In addition, Mr. Holmberg will be entitled to a lump sum payment in lieu of any retirement benefits provided under the company’s Supplemental Retirement Benefit Plan.

The company has entered into an additional agreement with Mr. Holmberg which provides for severance payments under certain circumstances if Mr. Holmberg’s employment with the company ceases following the start date of a new company President. If Mr. Holmberg elects to terminate his employment with the company during the period from the sixth through the twelfth month anniversaries following the start date of the new President, then the company will pay him a lump sum payment equal to 24 months of his base salary, contingent upon the delivery of a non-compete and non-solicitation agreement by Mr. Holmberg. If the company elects to terminate Mr. Holmberg’s employment during the 24 month period following the start date of the new President, the company will pay him a lump sum payment equal to 24 months of his base salary plus any unpaid portion of his guaranteed retention payment (which totals $230,000, payable 50% in May 2006 and 50% in November 2006, and was granted to Mr. Holmberg in lieu of a bonus opportunity under the company’s Management Incentive Plan for Fiscal Year 2007). In addition, if Mr. Holmberg ceases to be an employee of the company pursuant to the provisions described above, his benefits (other than long-term disability) and car allowance also will continue for a maximum of 24 months and the company will provide him with outplacement assistance.

The company entered into a severance agreement in November 2005 with David Bolen, who was, at the time of the agreement. the company’s Executive Vice President, Merchandising and Marketing. The severance agreement provided that Mr. Bolen’s employment would cease on or before December 31, 2005 (the “Separation Date”), following which he would be entitled to a total of $856,000 in salary continuation payments, payable, as described below, in bi-weekly installments over thirty months. During the initial eighteen months following the separation date, such payments will be made at 100% of Mr. Bolen’s annual base salary at the time of his cessation of employment (which was $428,000) and during the subsequent twelve months, such payments will be made at 50% of that annual base salary. In addition, the company paid Mr. Bolen for accrued and unused vacation time, which totaled $23,046. The company also agreed to provide Mr. Bolen with health and hospitalization coverage, group term life insurance coverage and a car allowance through the earlier of thirty months following his separation date or the date he becomes eligible for those benefits from another employer, and to provide Mr. Bolen with executive-level outplacement assistance until he obtains subsequent employment. Mr. Bolen was permitted to exercise any vested, outstanding stock options within ninety days of his separation date, while all unvested stock options and restricted stock awards were cancelled as of his separation date. Mr. Bolen is not eligible to receive any payouts under the company’s Management Incentive Plan for fiscal years 2005, 2006 or 2007, and Mr. Bolen will not receive any disability insurance coverage, supplemental life insurance coverage or supplemental retirement benefits following his separation date. Mr. Bolen also agreed to confidentiality, non-compete and non-solicitation covenants in his severance agreement.

In February 2006, the Board of Directors determined that, in order to attract a broader range of qualified candidates, its previously announced search for a new President and Chief Executive Officer would become a search for a new Chairman, President and Chief Executive Officer. Alan Rosskamm, the company’s Chairman, President and Chief Executive Officer will continue to serve in his current roles under the terms of his existing employment agreement until the appointment of a new Chairman, President and Chief Executive Officer. At that time, Mr. Rosskamm will resign as a company employee but remain a director of the company. As provided for under Mr. Rosskamm’s employment agreement, the company will pay to Mr. Rosskamm continuing base salary and health and life insurance coverage until the third anniversary of the date on which he steps down as Chairman, President and Chief Executive Officer. In recognition of Mr. Rosskamm’s critical role in addressing the urgent challenges facing the company both before and during the transition to a new Chairman, President and Chief Executive Officer, the company will award Mr. Rosskamm a lump sum payment of $1,800,000 upon the appointment of his replacement. In addition, the company will reimburse Mr. Rosskamm for reasonable legal expenses incurred in connection with the transition, not to exceed $75,000. The company also has determined that, for the three years during which he receives salary continuation, Mr. Rosskamm will not be entitled to receive fees or stock or options commonly provided to outside directors. Under the terms of the stock option plan, Mr. Rosskamm’s service as a director will constitute continuing service for purposes of the vesting and exercise of his previously issued stock and option grants.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The members of the Compensation Committee of the Board of Directors are Frank Newman (Chairman), Scott Cowen, Patricia Morrison and Beryl Raff. The Compensation Committee is responsible for reviewing and approving executive management compensation and for administering the incentive and equity participation plans that make up the variable compensation paid to the chief executive officer and other executive officers and operating officers. During fiscal 2006, each member of the Compensation Committee qualified as a “non-employee director” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, an “outside director” under Section 162(m) of the Internal Revenue Code, and an “independent director”, as such term is defined in Section 303A.02 of the NYSE Listed Company Manual.

During fiscal 2006, significant management changes occurred at the company. In November 2005, the company announced that it intended to separate the role of Chairman from that of President & Chief Executive Officer, that it was commencing a search for a President & Chief Executive Officer, and that upon completion of the search Alan Rosskamm, currently the Chairman, President & Chief Executive Officer of the company would assume the position of Executive Chairman. In February 2006, the company announced that it was modifying the search by adding the position of Chairman to the previously announced search, and that upon completion of the search Mr. Rosskamm would step down from his employee positions with the company and become an outside director. The search for a new Chairman, President & Chief Executive Officer is ongoing. Also during fiscal 2006, several executive officers resigned from the company, specifically the Executive Vice President & Chief Financial Officer, Brian Carney, the Executive Vice President, Merchandising & Marketing, David Bolen, the Executive Vice President & General Counsel, Valerie Gentile Sachs, and the Executive Vice President, Human Resources, Rosalind Thompson.

You will find a further description of the executive employment agreements that the company has entered into with Alan Rosskamm and David Holmberg and a severance agreement that the company entered into with David Bolen, under the heading “Executive Employment Agreements” on page 17 of this proxy statement. While the company had executive employment agreements with Mr. Carney, Ms. Sachs and Ms. Thompson in place during fiscal 2006, these were terminated as a result of their resignations and no severance payments were made to them.

What is the company’s philosophy on executive compensation?

The Compensation Committee’s goal is to design a compensation program that will enable the company to attract, retain and motivate key executives and to establish and maintain a performance and achievement-oriented environment. The Compensation Committee and the Board believe that the executive management compensation program should support the goals of the company. Accordingly, the compensation program:

•	Establishes compensation performance objectives that are aligned with corporate goals;

•	Provides a high degree of correlation between compensation and performance; and

•	Creates long-term incentives directly linked to shareholder returns.

How are the chief executive officer and other executive officers compensated?

The company’s compensation program for executive management consists of three elements:

•	A base salary;

•	A performance-based annual bonus; and

•	Periodic grants of restricted stock and/or stock option awards

Base Salary.  Base salaries are generally set at the average of the salaries of comparable officers at companies that are considered to be peers of our company. In determining peer companies, the Compensation Committee obtained input from a nationally recognized employment consulting firm that has significant experience in the retail industry. The companies comprising the peer group were selected from the specialty retail industry (including fabric and craft companies) based on similar operational characteristics, such as revenue and complexity. Salary information about peer companies was developed by direct reference to published public information about such companies and from proprietary reports available from the employment consulting firm.

In general, base salary and other components of compensation are determined by job responsibility, with the Chief Executive Officer and the Executive Vice Presidents occupying the top tier. During fiscal 2006, the average salary increase for all executive officers was 5.1 percent, comprised of an 11.8 percent increase for the Chief Executive Officer and an average increase of 2.5 percent for the Executive Vice Presidents.

Annual Bonus.  The company’s practice has been to award bonuses to executive officers, operating officers and certain other management employees through a Management Incentive Plan (“MIP”). Bonuses are based on a percentage of each person’s base salary. The Compensation Committee sets the objective performance measures and overall bonus opportunity under the MIP for each executive officer of the company, including the Chief Executive Officer. During fiscal 2006, the objective performance measures were based on company pre-tax earnings (excluding certain charges) established as a range (Threshold, Target, Superior) and the overall bonus opportunity for each executive officer was established in direct reference to comparable positions and compensation at peer companies. Bonuses are not payable under the MIP if the Threshold earnings level set by the Compensation Committee is not achieved.

Under the MIP, each executive officer’s bonus opportunity was based 50% on the company’s achievement of targeted earnings performance and 50% on the achievement of personal performance goals. Personal performance goals are established for each executive officer in order to align his or her activities with the strategic goals of the company. Individual performance goals typically range in value from 5% to 25% of the executive’s total bonus opportunity. The bonus opportunity for the Chief Executive Officer, Mr. Rosskamm, was from 0% to 100% of his base salary. The bonus opportunity for Executive Vice Presidents of the company was from 0% to 75% of their base salaries. In both cases, executive officers would not receive a bonus if the company failed to achieve Threshold earnings performance, and would only receive the Superior bonus if the company substantially exceeded the targeted earnings performance. The Compensation Committee established the targeted earnings performance under the MIP and established Mr. Rosskamm’s individual performance goals. All individual performance goals for the Executive Vice Presidents were established with and approved by Mr. Rosskamm. The total bonus award for each executive officer, including Mr. Rosskamm, was determined according to the level of achievement of both the targeted earnings performance of the company and individual performance of the executive.

In fiscal 2006, the company failed to achieve Threshold earnings and therefore no bonuses were paid to executive officers, operating officers or other management employees of the company with respect to fiscal 2006. For fiscal 2007, the Compensation Committee has neither increased Mr. Rosskamm’s base salary nor offered him a bonus opportunity in light of his intention to step down as a company employee upon completion of the search for a new Chairman, President & Chief Executive Officer. Decisions regarding the compensation of the new Chairman, President & Chief Executive Officer will be made by the Compensation Committee upon the selection of the person to fill those roles.

In November 2005, the Compensation Committee approved a retention program which provided a guaranteed cash retention payment, in lieu of a fiscal 2007 bonus opportunity under the MIP, to David Holmberg, Executive Vice President, Operations, and other key management employees of the company. The Committee determined that it was important to incentivize Mr. Holmberg and other key management employees to remain with the company and provide management stability during the CEO transition process. The guaranteed cash retention payments will be paid 50% in May 2006 and 50% in November 2006. Mr. Holmberg’s total guaranteed cash retention payment will be $230,000.

Long-Term Incentive Compensation.  The company uses equity-based incentives to retain and reward key employees of the company. During fiscal 2006, the company used restricted stock awards and non-qualified stock options as long-term incentives. Restricted stock awards and stock options are available for grant to executive officers and other key employees under the 1998 Incentive Compensation Plan (“ICP”). The Compensation Committee oversees the ICP, specifically approves all awards to executive officers and approves on a program basis grants to non-executive officers and other employees.

The Compensation Committee believes that equity-based incentives ensure that the company’s executive officers and other key employees have a continuing stake in the long-term success of the company and that the best interests of the shareholders and management will be closely aligned. In March 2005, a grant of restricted stock was issued to executive officers for retention purposes and provided the recipient the opportunity to earn additional restricted shares based on meeting earnings performance goals of the company over a three-year period.

In addition, during November 2005, a retention grant of 25,000 shares of restricted stock and 50,000 non-qualified stock options were provided to Mr. Holmberg. The restricted shares vest 50% on March 1, 2007 and 50% on March 1, 2008. The stock options vest 50% on March 1, 2009 and 50% on March 1, 2010. The life of these options is seven years. All options granted by the company have been granted as non-qualified stock options with an exercise price equal to the closing price of our common shares on the date of grant and, accordingly, will have value only if the market price of our common shares increases after that date.

In determining the size of restricted stock awards or stock option grants to key employees, the Compensation Committee bases its recommendations on such considerations as the value of equity awards made to persons holding comparable positions in peer group companies, the allocation of overall share usage attributed to executive officers, the relative proportion of long-term incentives within the total compensation mix, and the importance of the individual to the company. Equity-based incentives are generally established at or above the median of similar long-term incentives of comparable officers at companies considered to be peers of the company.

Restricted stock grants made during fiscal 2006 to the Chief Executive Officer represented 2.3% percent of all restricted stock granted during the year. Grants of restricted stock to the Chief Executive Officer and all other executive officers of the company during fiscal 2006 represented 15.9% of all restricted stock granted during the year.

Other than the awards mentioned above, most restrictions on restricted stock awards granted to executive officers during the last three fiscal years lapse three to five years from the date of the award. Recipients forfeit their right to the restricted shares if they leave the company before the date of lapse. Because of this restriction, the Compensation Committee believes that these awards are a factor in the retention of key management personnel and induce a long-term view among executive officers. Generally, stock option awards are fully exercisable after four years following the date of grant and expire in seven to ten years.

Do the executive officers receive any other compensation in the form of perquisites?

The executive officers of the company receive perquisites comprising an automobile allowance, reimbursement for certain financial planning expenses and reimbursement for certain club or athletic facility dues or fees.

How was the Chairman of the Board and Chief Executive Officer compensated for fiscal year 2006?

In March 2005, Mr. Rosskamm’s base salary was increased approximately 11.8% from $671,000 to $750,000. Mr. Rosskamm did not earn an incentive bonus with respect to fiscal 2006 because the company did not achieve the Threshold earnings performance established by the Compensation Committee.

Mr. Rosskamm also received a long-term incentive compensation grant of 10,000 shares of restricted stock, valued at $300,800 at the time of grant. Mr. Rosskamm has the opportunity to earn up to an additional 70,000 shares of restricted stock if the company’s compound annual growth in net income (“CAGR”) measured at the end of the third fiscal year meets the performance levels established by the Compensation Committee. Mr. Rosskamm can earn an additional 10,000 shares if CAGR is 4%, an additional 30,000 shares if CAGR is 8%, an additional 50,000 shares if CAGR is 12%, or an additional 70,000 shares if CAGR is 16%. At the end of the third fiscal year following the date of grant, the company’s actual CAGR will establish the number of additional shares of restricted stock, if any, earned by Mr. Rosskamm. If a 4% CAGR is not achieved, no additional shares will have been earned. The restrictions on the restricted stock (base grant and any additional shares earned by Mr. Rosskamm) lapse 50% at the end of the third fiscal year following the date of grant and 50% at the end of the fourth fiscal year following the date of grant. If Mr. Rosskamm leaves the company prior to the date the restrictions lapse, he forfeits his restricted stock. Under the terms of the ICP, Mr. Rosskamm’s continued service as a director will constitute continuing service for purposes of the vesting and exercise of his previously issued stock and option grants.

The Compensation Committee’s determination of Mr. Rosskamm’s fiscal 2006 compensation package was consistent with the overall compensation philosophy for other executive officers. Mr. Rosskamm’s compensation is weighted more heavily to longer-term, performance-based forms of compensation that provide a stronger link to the company’s strategic objectives. In setting his compensation, the Compensation Committee considered a number of factors. These included the company’s financial performance and financial condition of the company during fiscal 2005, the progress that had been made in the continued transformation of the company to better serve its customers through a national rollout of superstores, the compensation of chief executive officers of companies in the crafting and sewing industry and other specialty retailers of like size and complexity, as well as Mr. Rosskamm’s knowledge of the retail business, and his continuing leadership and vision. As previously noted, Mr. Rosskamm will be stepping down as a company employee upon the completion of the search for his successor, and therefore the Compensation Committee has kept Mr. Rosskamm’s base salary for fiscal 2007 at the fiscal 2006 level and not offered Mr. Rosskamm a bonus opportunity for fiscal 2007. Mr. Rosskamm’s compensation agreements are more fully described under the heading “Executive Employment Agreements” on page 17 of this proxy statement.

How has the company responded to the IRS limits on deductibility of compensation?

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer or one of the four other most highly compensated executive officers, unless such compensation is performance-based. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Cash payments under the MIP, as well as stock options and the performance-based portions of the restricted stock awards made under the ICP are intended to qualify as performance-based compensation under Section 162(m).

This report has been submitted by the Compensation Committee, consisting of the following members:

Compensation Committee

Frank Newman (Chairman)
Scott Cowen
Patricia Morrison
Beryl Raff

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the company. During fiscal year 2006, the Audit Committee met seven times, and the Audit Committee chair, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Chief Executive Officer, Chief Financial Officer, Vice President and Controller, Vice President, Finance and Treasurer, and the independent registered public accountants, prior to public release. With the departure of the Chief Financial Officer during the third quarter, the review by the Audit Committee Chair was conducted with the Vice President, Controller and the Vice President, Finance and Treasurer. The responsibilities of the Chief Financial Officer have been carried out in the interim by the Vice President, Controller (now the Vice President, Chief Accounting Officer) and the Vice President, Finance and Treasurer.

In discharging its oversight responsibility of the audit process, the Audit Committee obtained, from the independent registered public accountants, a formal written statement describing all relationships between the auditors and the company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee also discussed with the auditors any relationships that may impact their objectivity and independence and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent registered public accountants the quality and effectiveness of the company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed, both with the independent and internal auditors, their audit plans, audit scope and identification of audit risks.

The Audit Committee received updates on legal issues from the company’s legal counsel and followed established procedures as to the intake and investigation of complaints relating to accounting or auditing matters.

The Audit Committee discussed and reviewed, with the independent registered public accountants, all communications required by the Public Company Accounting Oversight Board, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent registered public accountants’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

Management has the responsibility for the preparation of the company’s financial statements, including the company’s system of internal controls, and the independent registered public accountants have the responsibility for the examination of those statements and management’s attestation on internal controls. The Audit Committee reviewed and discussed with management and the independent registered public accountants the audited financial statements of the company, as of and for the fiscal year ended January 28, 2006, as well as the report of management and the independent registered public accounting firm’s opinion thereon regarding the company’s internal control over financial reporting. As part of this review, the Audit Committee discussed the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. In addition, the Committee reviewed and discussed with management each of the company’s quarterly reports to the Securities and Exchange Commission.

Based on the above-mentioned review and discussions with management and the independent registered public accountants, the Audit Committee recommended to the Board that the company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended January 28, 2006, for filing with the Securities and Exchange Commission.

The Audit Committee recommends the appointment of the independent registered public accountants to the full Board of Directors after it has had the opportunity to review the scope of work to be performed and the fees proposed.

This report has been submitted by the Audit Committee, consisting of the following members:

Audit Committee

Scott Cowen (Chairman)
Frank Newman
Gregg Searle
Tracey T. Travis

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND
PERMITTED NON-AUDIT SERVICES

The Audit Committee has established policies and procedures regarding pre-approval of audit, audit-related, tax, and other services that the independent registered public accounting firm may perform for the company. Under the policy, predictable and recurring services are generally approved by the Audit Committee on an annual basis. The Audit Committee must pre-approve on an individual basis any requests for audit, audit-related, tax, and other services not covered by the services that are pre-approved annually.

The Audit Committee may delegate pre-approval authority to any of its members if the aggregate estimated fees for all current and future periods for which the services are to be rendered will not exceed a designated amount, and any such pre-approval must be reported at the next scheduled meeting of the Audit Committee.

The Audit Committee may prohibit services that in its view may compromise, or appear to compromise, the independence and objectivity of the independent registered public accounting firm. The Audit Committee also periodically reviews a schedule of fees paid and payable to the independent registered public accounting firm by type of service being or expected to be provided.

All services performed by the independent registered public accounting firm in fiscal year 2006 were pre-approved by the Audit Committee.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to the company for the fiscal years ending January 28, 2006 and January 29, 2005 by the company’s principal accountants, Ernst & Young LLP (in thousands):

	Fiscal Year
	2006	2005

Audit Fees(1)	$792	$769
Audit-Related Fees(2),(5)	7	80
Tax Fees(3),(5)	11	53
All Other Fees(4),(5)	—	—

Total	$810	$902

(1)	Audit Fees include fees for professional services rendered by the principal accountant for the audit of the company’s annual financial statements, review of financial statements included in the company’s Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements. Audit fees for the years ended January 28, 2006 and January 29, 2005 include fees related to the attestation of the company’s internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002.

(2)	Audit-Related Fees include fees for assurance and related services performed that are reasonably related to the performance of the audit or review of the company’s financial statements. These fees include consultation on SEC registration statements and filings, services related to compliance with Section 404 of the Sarbanes-Oxley Act and consultations on other financial accounting and reporting matters.

(3)	Tax Fees include fees billed for professional services relating to tax compliance, tax planning and consultations, reviews of tax returns and audit support.

(4)	All Other Fees are fees for other permissible work that do not meet the above category descriptions.

(5)	The Audit Committee has considered and concluded that the provision of these services is compatible with maintaining the principal accountant’s independence.

STOCK PERFORMANCE GRAPH

The following graph compares the yearly changes in total shareholder return on the company’s common shares with the total return of the S&P Composite — 500 Stock Index and the S&P Specialty Stores Index for the last five years. In each case, we assumed an initial investment of $100 on February 2, 2001. Each subsequent date on the chart represents the last day of the indicated fiscal year. No dividends were paid by the company during such five-year period.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

	2001	2002	2003	2004	2005	2006
Jo-Ann Stores, Inc. Common Shares(1)	100	198	492	532	629	334
S&P 500 Index	100	83	63	84	87	95
S&P Specialty Stores Index	100	145	121	198	181	177

(1)	Prior to the share reclassification on November 5, 2003, the return is based on the Class B common shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the company’s directors, executive officers and holders of more than 10% of its common shares to file with the SEC initial reports of ownership and reports of subsequent changes in ownership. Such persons are required by the regulations of the SEC to furnish the company with copies of all Section 16(a) reports they file with the SEC. The SEC has established specific due dates for these reports and the company is required to disclose in this proxy statement any late filings or failures to file.

Based solely on the company’s review of the copies of such forms (and amendments thereto) furnished to the company and written representations from certain reporting persons that no additional reports were required, the company believes that all the company’s directors, executive officers and holders of more than 10% of the common shares complied with all Section 16(a) filing requirements during fiscal year 2006.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

By the selection of the company’s Audit Committee, the accounting firm of Ernst & Young LLP (“E&Y”), independent registered public accounting firm, serves the company as its independent registered public accountants. A representative of E&Y will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if he desires to do so. Additionally, this representative will be available to answer appropriate questions that you may have with respect to his firm’s examination of our financial statements for the fiscal year ended January 28, 2006.

PROXY SOLICITATION COSTS

The proxies being solicited by this proxy statement are being solicited by our company. We will bear the expense of preparing, printing, mailing and otherwise distributing this proxy statement. Further solicitation, if required, may be made by mail, telephone and personal interview, by the directors, officers and regularly engaged employees of our company, without extra compensation. Upon request, we will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to the beneficial owners of our common shares.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of April 21, 2006 (except as otherwise noted), the amount of common shares beneficially owned by each person or group known to us to be beneficial owners of more than 5% of our common shares and the amount of common shares beneficially owned by (1) each of our directors and nominees for directors, (2) each of the executive officers named in the Summary Compensation Table not listed as a director and (3) all our current executive officers and directors as a group. The information provided in connection with this table has been obtained from our records and a review of statements filed with the SEC. Unless otherwise indicated, each of the persons listed in the following table has sole voting and investment power with respect to the common shares set forth opposite his or her name. There were 24,045,160 common shares outstanding as of April 21, 2006. Common shares each have one vote per share.

	Number of	Percent of
Name of	Common Shares	Class if 1%
Beneficial Owner	Beneficially Owned	or More

5% Owners
First Pacific Advisors, Inc.(1)	2,608,069	10.85%
Olstein & Associates, L.P.(2)	2,131,400	8.86%
Dimensional Fund Advisors Inc.(3)	1,461,047	6.08%
David J. Greene and Company, LLC(4)	1,280,941	5.33%
Betty Rosskamm(5)(6)(7)	1,327,492	5.52%
Directors
Alan Rosskamm(5)(8)	2,133,982	8.69%
Scott Cowen(9)	58,388	*
Ira Gumberg(10)	16,772	*
Patricia Morrison(11)	14,708	*
Frank Newman(12)	59,624	*
Beryl Raff(13)	26,118	*
Gregg Searle(14)	59,380	*
Tracey T. Travis(15)	18,430	*
Executive Officers
David Holmberg(5)(16)	55,043	*
Former Executive Officers
David Bolen(5)(17)(18)	250,116	*
Brian Carney(5)(17)(19)	28,084	*
Rosalind Thompson(5)(17)(20)	9,932	*
All Current Executive Officers and Directors as a Group (9 persons)(5)(21)	2,442,445	9.86%

*	Less than 1%

(1)	The common shares listed are reported on Schedule 13G, dated February 14, 2006, filed with the SEC with respect to holdings as of December 31, 2005. The mailing address of First Pacific Advisors, Inc. is 11400 West Olympic Blvd., Suite 1200, Los Angeles, CA 90064.

(2)	The common shares listed are reported on Schedule 13D, dated December 19, 2005, filed with the SEC with respect to holdings as of December 16, 2005. The mailing address of Olstein & Associates, L.P. is 4 Manhattanville Road, Purchase, NY 10577-2119.

(3)	The common shares listed are reported on Schedule 13G, dated February 6, 2006, filed with the SEC with respect to holdings as of December 31, 2005. The mailing address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(4)	The common shares listed are reported on Schedule 13G, dated February 10, 2006, filed with the SEC with respect to holdings as of December 31, 2005. The mailing address of David J. Greene and Company, LLC is 599 Lexington Avenue, New York, NY 10022.

(5)	The number of common shares beneficially owned by such persons under our Jo-Ann Stores, Inc. 401(k) Savings Plan is included as of March 31, 2006, the latest date for which statements are available.

(6)	Mrs. Rosskamm’s beneficial ownership includes 5,878 common shares held by Rosskamm Grandchildren’s Trusts with regard to which she has shared dispositive power, 53,750 common shares held by The Rosskamm Family Partnership with regard to which she has shared voting and dispositive power, 768,328 common shares held by Rosskamm Family Partners, L.P. with regard to which she has shared voting and dispositive power, and 134,283 common shares held by Rosskamm Family Partners, L.P. II with regard to which she also has shared voting and dispositive power. The mailing address for Mrs. Rosskamm is 5555 Darrow Road, Hudson, OH 44236.

(7)	Mrs. Rosskamm, Mrs. Alma Zimmerman, a member of one of the company’s original founding families and who is now deceased, and the company are parties to an agreement, dated October 30, 2003, relating to their Jo-Ann Stores common shares. Under this agreement, Mrs. Rosskamm and her lineal descendants and permitted holders (the “Rosskamms”) and Mrs. Zimmerman and her lineal descendants and permitted holders (the “Zimmermans”) may each sell up to 400,000 common shares in any calendar year and may not sell more than 200,000 of those shares in any 180-day period. If either the Rosskamms or Zimmermans plan to sell a number of their respective common shares in excess of the number permitted under the agreement, they must first offer to sell those shares to the other family party and to the company. Each of the Rosskamms and the Zimmermans are permitted to sell an unlimited number of shares to each other free of the company’s right of first refusal and, with the permission of the other family party to the agreement, to the company.

(8)	Mr. Rosskamm’s beneficial ownership includes 507,500 common shares subject to stock options that are exercisable within 60 days and 51,434 common shares held as restricted stock. His beneficial ownership also includes 35,306 common shares held by Mr. Rosskamm as custodian for the benefit of a minor child with regard to which he has sole voting and dispositive power, 91,453 common shares held by Mr. Rosskamm as trustee for the benefit of family members and charities with regard to which he has shared voting and dispositive power, 53,750 common shares held by The Rosskamm Family Partnership with regard to which he has shared voting and dispositive power, 768,328 common shares held by Rosskamm Family Partners, L.P. with regard to which he has shared voting and dispositive power, 134,283 common shares held by Rosskamm Family Partners, L.P. II with regard to which he has shared voting and dispositive power, 110,595 common shares held by Caneel Bay Partners, L.P. I with regard to which he has sole voting and dispositive power and 25,493 common shares held by Caneel Bay Partners, L.P. II with regard to which he has sole voting and dispositive power. The mailing address for Mr. Rosskamm is 5555 Darrow Road, Hudson, OH 44236.

(9)	Dr. Cowen’s beneficial ownership includes 43,300 common shares subject to stock options that are exercisable within 60 days and 4,393 common shares subject to a deferred compensation arrangement.

(10)	Mr. Gumberg’s beneficial ownership includes 9,944 common shares subject to stock options that are exercisable within 60 days and 6,828 common shares subject to a deferred compensation arrangement.

(11)	Ms. Morrison’s beneficial ownership includes 8,958 common shares subject to stock options that are exercisable within 60 days and 5,750 common shares held as restricted stock.

(12)	Mr. Newman’s beneficial ownership includes 47,900 common shares subject to stock options that are exercisable within 60 days and 5,974 common shares subject to a deferred compensation arrangement.

(13)	Ms. Raff’s beneficial ownership includes 22,502 common shares subject to stock options that are exercisable within 60 days, 526 common shares subject to a deferred compensation agreement and 2,875 common shares held as restricted stock.

(14)	Mr. Searle’s beneficial ownership includes 54,825 common shares subject to stock options that are exercisable within 60 days and 1,680 common shares subject to a deferred compensation arrangement.

(15)	Ms. Travis’ beneficial ownership includes 10,033 common shares subject to stock options that are exercisable within 60 days, 2,647 common shares subject to a deferred compensation arrangement and 5,750 common shares held as restricted stock.

(16)	Mr. Holmberg’s beneficial ownership includes 12,500 common shares subject to stock options that are exercisable within 60 days and 42,300 common shares held as restricted stock.

(17)	Mr. Carney resigned from the company as of September 23, 2005; and both Mr. Bolen and Ms. Thompson resigned from the company as of November 25, 2005. The beneficial ownership of these executive officers is shown as of the date of their respective resignations, and excludes forfeited restricted stock.

(18)	Mr. Bolen’s beneficial ownership, at the time of his resignation, included 137,500 common shares subject to stock options that were exercisable within 90 days from his resignation date.

(19)	Mr. Carney’s beneficial ownership, at the time of his resignation, included 6,000 common shares subject to stock options that were exercisable within 90 days from his resignation date.

(20)	Ms. Thompson’s beneficial ownership, at the time of her resignation, included 6,000 common shares subject to stock options that were exercisable within 90 days from her resignation date.

(21)	Beneficial ownership for all current executive officers and directors as a group includes 717,462 common shares subject to stock options granted under our stock option plans that are exercisable within 60 days, 22,048 common shares subject to a deferred compensation arrangement and 108,109 common shares held as restricted stock.

SHAREHOLDERS’ PROPOSALS

The deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for the 2007 Annual Meeting of Shareholders, under the rules of the SEC, is January 10, 2007. If notice of a proposal is not received by the company by that date, then the proposal will be deemed untimely and the company will have the right to exercise discretionary voting authority and vote proxies returned to the company with respect to such proposal.

Additionally, under the company’s Code of Regulations, a shareholder who wishes to present a proposal at the 2007 Annual Meeting of Shareholders must notify the company of such proposal, assuming a June 7, 2007 meeting date, by no earlier than February 7, 2007 and no later than March 9, 2007.

For a proposal to be considered for inclusion in the proxy statement and to be properly requested to be brought before an annual meeting of shareholders, a shareholder must comply with both of the deadlines described in the two preceding paragraphs, as well as all of the other requirements of the company’s Code of Regulations.

WEBSITE

The information on the company’s website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings the company makes with the SEC.

ANNUAL REPORT

Our Annual Report for the fiscal year ended January 28, 2006 is being mailed to holders of common shares with this Notice of Annual Meeting of Shareholders and proxy statement.

DAVID GOLDSTON
Senior Vice President
General Counsel & Secretary

By order of the Board of Directors
May 10, 2006

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions any time before 12:00 noon eastern daylight saving time, on June 13, 2006. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Jo-Ann Stores, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions any time before 12:00 noon eastern daylight saving time, on June 13, 2006. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Jo-Ann Stores, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. Mailed proxies must be received by 12:00 noon eastern daylight saving time, on June 13, 2006.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	JASTR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JO-ANN STORES, INC.

1.	Elect the following three directors of the class whose three-year terms of office will expire in 2009:

01) Scott Cowen
02) Alan Rosskamm
03) Gregg Searle

For All	Withhold All	For All Except	To withhold authority to vote on one or two directors, mark “For All Except” and write the nominee’s number and name on the line below.

☐	☐	☐

The Directors recommend that you vote FOR all Nominees in Item 1.

SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED AS SPECIFIED.
UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH
THE RECOMMENDATIONS OF THE DIRECTORS SET FORTH ABOVE.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Directions to the
Hilton Garden Inn

From Akron (East Side) Downtown
          Take Route 8 North. Then turn Right on SR 82 into Twinsburg.
          Turn Left on Wilcox Drive.
From Akron (West Side) Copley-Barberton
          Take I-77 North to I-271 North. Exit at Route 8 (Macedonia). Turn Left on
          SR 8. Then turn Right on SR 82. Follow 82 into Twinsburg. Turn Left onto Wilcox Drive.
From Downtown Cleveland
          Take I-77 South to I-480 East. Exit
          Twinsburg SR 82. Turn Right onto
          SR 82 (Aurora Road). Turn Right
          on Wilcox Drive.
From Cleveland Hopkins Airport
          Take I-480 East. Exit at Twinsburg
          SR 82. Turn Right onto SR 82
          (Aurora Road). Turn Right on
          Wilcox Drive.

JO-ANN STORES, INC.
BOARD OF DIRECTORS PROXY
ANNUAL MEETING, JUNE 14, 2006

At the Annual Meeting of Shareholders of our Company to be held on June 14, 2006, and at any adjournment, Ira Gumberg, Patricia Morrison and Beryl Raff and each of them, with full power of substitution, is hereby authorized to represent me and to vote these shares at such meeting on the following:
1.	Election of three directors of the class whose three-year terms of office will expire in 2009. Nominees for election are: Scott Cowen, Alan Rosskamm and Gregg Searle.

2.	Any other matters as may properly come before the meeting.

SEE REVERSE SIDE